Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

World Acceptance Corporation

We consent to incorporation by reference in the registration statements (Nos. 33-52166, 33-98938 and 333-14399) on Form S-8 of World Acceptance Corporation of our report dated April 22, 2003, relating to the consolidated balance sheets of World Acceptance Corporation and subsidiaries as of March 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 annual report on Form 10-K of World Acceptance Corporation.

Our report refers to the fact that on April 1, 2002, The World Acceptance Corporation. and subsidiaries adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles.”

/s/    KPMG LLP

Greenville, South Carolina

June 27, 2003